Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of WesBanco, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company after consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of July 19, 2012, by and among the Company, WesBanco Bank, Inc., Fidelity Bancorp, Inc. and Fidelity Savings Bank), and to the filing of this consent as an exhibit to this Registration Statement.

Date: September 14, 2012

By:	/s/ Richard G. Spencer

Name: Richard G. Spencer